Exhibit 99.1

Contact:

Heather Wietzel

Lambert, Edwards & Associates

investors@perceptron.com

PERCEPTRON ANNOUNCES THIRD-QUARTER FISCAL 2015 FINANCIAL RESULTS;

REITERATES POSITIVE FULL-YEAR OUTLOOK

Plymouth, Michigan, May 6, 2015 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the third quarter and nine months of its 2015 fiscal year (quarterly period ended March 31, 2015).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Third quarter ended March 31			Nine months ended March 31
	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Revenue	$16.2	$17.3	$(1.1)	$51.0	$42.2	$8.8
Net Income (Loss)	(1.6)	2.5	(4.1)	(0.8)	1.5	(2.3)

Diluted Earnings (Loss) per Share	$(0.17)	$0.26	$(0.43)	$(0.09)	$0.16	$(0.25)

Jeff Armstrong, President and CEO, commented, “The results we are reporting today are consistent with those we announced on a preliminary basis last week, reflecting significant impact from the Euro exchange rate on the top line, and customer-related project-timing issues, as well as transaction-related and other unusual expenses, on the bottom line.”

“We remain on track to achieve full-year fiscal 2015 revenue of about $70 million, compared with $59.6 million in fiscal 2014, despite the impact to full year revenue, bookings and backlog due to the Euro decline. With backlog of $43 million at the end of the third quarter, we continue to anticipate full-year revenue will reflect strong growth in our core In-Line business. The two businesses we recently acquired — COORD3® and Next Metrology — will contribute to revenue for the entire fourth quarter. We expect to be profitable for the fiscal year, even though the results will include transaction-related and other unusual pretax expenses expected to be in the range of $2.3 million to $2.6 million for the full year,” Armstrong added.

“Perceptron is a strong global Company with great technology, significant competitive advantages, world-class customers and a talented, committed workforce. We continue to leverage those advantages to grow and diversify the business. For example, at a major European trade show this week, we are introducing our 5th new product since the start of the calendar year. The launch of SCANR™, the world’s first green laser metrology scanner, offers our customers a stationary and portable CMM solution with an extended dynamic range that enables measurement of a wide variety of materials, an important competitive advantage,” Armstrong said.

Armstrong noted, “In addition to the new products, COORD3 and Next Metrology expand our offerings in the industrial metrology market, and significantly increase our addressable market to more than $1.8 billion. So despite the quarterly fluctuations in our core business, we continue to gain confidence in our longer-term prospects and are excited about the business transformation that is unfolding as we implement our strategic plan.”

May 6, 2015

Highlights of Operations

BOOKINGS (in millions)

	Third quarter ended March 31			Nine months ended March 31
Geographic Region	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Americas	$7.6	$4.7	$2.9	$21.9	$14.7	$7.2
Europe	4.7	5.6	(0.9)	15.4	20.8	(5.4)
Asia	3.1	2.9	0.2	12.6	12.5	0.1
Total Bookings	$15.4	$13.2	$2.2	$49.9	$48.0	$1.9

New business bookings in the third quarter remained strong and were just under the sales level for the quarter. Fiscal 2015 bookings include all new orders at the acquired companies. Europe bookings of $4.7 million include $1.5 million of bookings from COORD3. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)

	As of
Geographic Region	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Americas	$13.2	$10.8	$14.8	$10.3	$10.8
Europe	17.6	14.2	21.2	17.3	13.9
Asia	12.3	14.0	13.8	11.7	11.6
Total Backlog	$43.1	$39.0	$49.8	$39.3	$36.3

Backlog grew by $4.1 million over the prior quarter, primarily because of the $4.9 million of acquired backlog of COORD3, which is included in the Europe backlog total at March 31, 2015. The remaining backlog was relatively stable from the prior quarter as sales and bookings were similar. The Company is comfortable with the level of the backlog, which it believes supports the Company’s full-year sales expectations and continued growth into the 2016 fiscal year. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

SALES (in millions)

	Third quarter ended March 31			Nine months ended March 31
Geographic Region	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Americas	$5.2	$3.0	$2.2	$18.9	$12.2	$6.7
Europe	6.2	9.6	(3.4)	20.0	20.0	-
Asia	4.8	4.7	0.1	12.1	10.0	2.1
Total Sales	$16.2	$17.3	$(1.1)	$51.0	$42.2	$8.8

Sales were $1.1 million lower in the third quarter of 2015 versus the same quarter last year. The two acquisitions closed in the third quarter of 2015 added $1.3 million to the Company’s top line. This increase was more than offset by a $1.4 million reduction in sales due to project timing in the core In-Line business in Europe and the Americas and a $1.0 million currency impact from the weaker Euro. Revenue for the 2015 nine months was $8.8 million, or 21%, higher than the comparable period in fiscal 2014. That improvement included $1.3 million from the acquired businesses, and $9.6 million from strong global growth of the existing business. These increases were partially offset by $2.1 million of reduced sales from the weakening of the Euro. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customers.

May 6, 2015

INCOME STATEMENT KEY METRICS (in millions)

	Third quarter ended March 31			Nine months ended March 31
	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Gross Profit	$4.6	$8.2	$(3.6)	$19.0	$17.4	$1.6
As a percent of sales	28.2%	47.1%	(18.9) pct. pts.	37.3%	41.3%	(4.0) pct. pts.

Operating Income (Loss)	$(2.4)	$2.6	$(5.0)	$(0.7)	$1.5	$(2.2)
Net Income (Loss)	$(1.6)	$2.5	$(4.1)	$(0.8)	$1.5	$(2.3)

Three factors contributed to the 18.9 percentage point decline in the gross margin as a percent of sales for the third quarter of 2015 versus the same quarter of 2014. The most important factor related to timing differences between revenue and cost recognition and product mix, which led to a higher cost of sales as a percent of revenue in the quarter. Second, the Company accrued charges of $500,000 relating to employment status and withholding in a foreign jurisdiction. Third, the gross margin as a percent of sales for the acquired businesses was lower than that of the Company’s core business.

Expenses for research and development for the quarter were $1.9 million, a $300,000 increase from the third quarter of 2014, reflecting $100,000 for two months of acquired Next Metrology costs and one month of acquired COORD3 costs. The remaining $200,000 increase was due to cost increases in support of product development efforts.

Selling, marketing, general, and administrative costs for the quarter were $5.0 million compared with $3.9 in last year’s third quarter. The increase reflects two major items, additional costs for the period of $750,000 related to the acquisitions and $300,000 in costs associated with the implementation of the Company’s new global enterprise resource planning (ERP) system.

FINANCIAL POSITION

The Company’s cash and short-term investment balance was $20.9 million at March 31, 2015, compared with $32.0 million at December 31, 2014. The $11.1 million difference primarily related to the two acquisitions made during the quarter. The cash outlay to acquire the 100% equity share of both companies was $4.2 million. Soon after closing the transactions, the Company ended a short-term bank financing facility at COORD3, which required a $1.7 million payment, and paid down certain acquired tax liabilities of COORD3 for $2.4 million. An additional $2.8 million of cash and short-term investments were used in supporting the operations of the Company’s business.

Perceptron’s March 31, 2015 balance sheet has $5.1 million of liabilities remaining in conjunction with the COORD3 acquisition. These liabilities are expected to be paid in accordance with the terms of the assumed agreements.

Quarterly Investor Call and Webcast

Perceptron, Inc. will hold its third-quarter investor conference call/webcast, chaired by Jeff Armstrong, president and CEO, on Thursday, May 7, 2015, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com
Conference Call	888 287-5563 (domestic callers) or
719 325-2329 (international callers)
Conference ID	5220968

A replay will be posted to the Company's website after the conference call concludes.

May 6, 2015

About Perceptron®

Perceptron (NASDAQ: PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. More than 900 systems, 12,000 Perceptron measuring sensors and over 3,000 COORD3 coordinate measuring machines are in active daily use worldwide. Headquartered in Plymouth, Michigan, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Spain and the UK. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal years 2015 and 2016, and future, results, gross margins, operating data, new order bookings, revenue, expenses, income and backlog levels, the size of the addressable market, the timing of revenue and income from new products which we have recently released or have not yet released and the timing of the introduction of new products. Whenever possible, we have identified these forward-looking statements by words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2014 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2014. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

— Financial Tables Follow —

May 6, 2015

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net Sales	$16,182	$17,328	$50,965	$42,219
Cost of Sales	11,614	9,166	31,977	24,794
Gross Profit	4,568	8,162	18,988	17,425

Operating Expenses
Selling, General and Administrative Expense	5,027	3,913	14,067	10,987
Engineering, Research and Development Expense	1,948	1,630	5,648	4,926
Operating Income (Loss)	(2,407)	2,619	(727)	1,512

Other Income and (Expense)
Interest Income, net	24	58	178	121
Foreign Currency and Other Income (Expense)	2	110	(805)	(139)
Income (Loss) Before Income Taxes	(2,381)	2,787	(1,354)	1,494
Income Tax Benefit (Expense)	792	(306)	504	(8)

Net Income (Loss)	$(1,589)	$2,481	$(850)	$1,486

Earnings (Loss) Per Common Share
Basic	$(0.17)	$0.27	$(0.09)	$0.17
Diluted	$(0.17)	$0.26	$(0.09)	$0.16

Weighted Average Common Shares Outstanding
Basic	9,290	9,130	9,220	8,928
Diluted	9,290	9,365	9,220	9,172

May 6, 2015

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands)

Condensed Balance Sheets
	March 31,	June 30,
	2015	2014
Cash and Cash Equivalents	$16,915	$23,070
Short-term Investments	3,942	10,822
Receivables, net	23,259	19,461
Inventories, net	11,532	7,049
Other Current Assets	3,449	3,338
Total Current Assets	59,097	63,740

Property and Equipment, net	6,442	5,540
Goodwill and Other Intangible Assets, Net	12,352	-
Long-term Investments	778	725
Deferred Tax Asset	11,687	10,061
Total Non-Current Assets	31,259	16,326

Total Assets	$90,356	$80,066

Accounts Payable	$7,309	$2,081
Deferred Revenue	8,146	7,571
Other Current Liabilities	10,651	7,634
Total Current Liabilities	26,106	17,286

Long-Term Taxes Payable	3,327	-
Other Long-Term Liabilities	1,124	-
Total Liabilities	30,557	17,286

Shareholders' Equity	59,799	62,780
Total Liabilities and Shareholders' Equity	$90,356	$80,066